AMENDMENT TO APPLEBEE'S INTERNATIONAL, INC.
                           1995 EQUITY INCENTIVE PLAN


         The Applebee's International, Inc. 1995 Equity Incentive Plan (the "Plan") is hereby amended as follows:

         Section 5 of the Plan is amended by adding the  following  new  Section
5.9.

         5.9 Repricing of Options. The Company may not reprice, replace or regrant an outstanding Option either in connection with the cancellation of such Option or by amending an Award Agreement to lower the Exercise Price of such Option.





                                            Approved by the Board of Directors
                                            on March 7, 2003.



                                            --------------------------------
                                            Robert T. Steinkamp, Secretary